UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2010

Oilsands Quest Inc.

(Exact name of registrant as specified in its charter)

Colorado	001-32994	98-0461154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800, 326— 11th Avenue SW Calgary, Alberta, Canada	T2R 0C5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 263-1623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(b)           Departure of Certain Officers.

On August 31, 2010, Susan MacKenzie resigned as Chief Operating Officer of Oilsands Quest Inc. (the “Company”).

On September 3, 2010, T. Murray Wilson resigned as Executive Chairman, President and Chief Executive Officer of the Company.

(c)           Appointment of Acting Chief Executive Officer.

On September 3, 2010, Brian F. MacNeill (age 71) was appointed acting Chief Executive Officer of the Company.  Mr. MacNeill has been a member of the Board of Directors of the Company since August 25, 2009.

Mr. MacNeill is a seasoned energy and financial industry executive who served as the President and Chief Executive Officer of Enbridge Inc., an integrated pipeline company, from 1991 to 2001.  Mr. MacNeill currently serves on the Board of Suncor Energy and on the Board of Telus Corporation where he is Chair of the Audit Committee.  His other current public board directorships include Capital Power and West-Fraser Timber Co. Ltd.  Mr. MacNeill is a Chartered Accountant and a Certified Public Accountant and holds a Bachelor of Commerce from Montana State University.  He is a member of the Canadian Institute of Chartered Accountants and the Financial Executives Institute.  He is also a Fellow of the Alberta Institute of Chartered Accountants and of the Institute of Corporate Directors.  Past public board directorships include, Dofasco (Chair), Legacy Hotels REIT, Sears Canada Inc., Toronto Dominion Bank, University of Calgary (Chair), Veritas DCG Inc., and Western Oil Sands Inc.  Mr. MacNeill is also a member of the Order of Canada.

Item 8.01.          Other Events.

In addition to the resignations and appointment discussed above, the Company has appointed T. Murray Wilson as Executive Deputy Chairman of the Company and Ronald Blakely as non-executive Chairman of the Board of Directors of the Company.

On September 7, 2010, the Company issued a press release announcing the senior organizational changes at the Company.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.         Financial Statements and Exhibits.

(d)         Exhibits.

99.1          Press Release, dated September 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2010

Oilsands Quest Inc. (Registrant)

/s/ Garth Wong
Name: Garth Wong
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.         Description

99.1                      Press Release, dated September 7, 2010.